UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2006

ENCLAVES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29689	20-1951556
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2550 East Trinity Mills Road, Suite 122, Carrollton, Texas		75006
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 416-9304

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreements.
A.	Investor Relations Agreement.

On November 7, 2005, we entered into an Agreement with Lippert/Heilshorn & Associates, Inc. (“LHA”) for the provision of “Investor Relations” services which we previously filed as Exhibit 10.1 to the Report on Form 8-K dated November 9, 2005 (the “IR Agreement”), to provide us with a custom-designed, team-based investor relations program. Under the IR Agreement LHA would review and/or create the investment case and business plan presentation, press releases, and collateral materials we would use in an investor outreach program, targeting audiences in the investment community to define our market opportunity, inform them of our Your HomeSM Lease and Own Program, build market awareness of our securities, and support the proper valuation of our growth strategy.

The parties commenced performance under the IR Agreement on January 1, 2006. By a letter agreement dated May 1, 2006 (attached hereto as Exhibit 10.1) (the “Amendment”), the parties have agreed to amend the IR Agreement by suspending material investor relations work for a period through June 30, 2006, commencing again on July 1, 2006; provided that the Company with ten (10) business days advance notice may re-initiate the IR Agreement sooner, subject to LHA availability. The monthly fee for April 2006 would be due and payable with the recommencement of services.

Under the IR Agreement for the remaining period of service LHA was to be paid warrants to acquire our common stock in the amount of 45,000 warrants each month, at an exercise price of $0.65 per share. Under the Amendment the warrants earned under the IR Agreement for the period after recommencement would be repriced from $ 0.65 / share to $ 0.15 / share. The base term of the IR Agreement after recommencement would be twelve (12) months.

B.	Extension of Seller Financing (Fort Worth Phase II).

On May 1, 2006, our Texas subsidiary, Enclaves of Spring Magnolia II LLC, a Texas limited liability company (“Spring Magnolia II LLC”), executed and delivered a second Extension of Note and Lien (“Second Note Extension”), attached hereto as Exhibit 10.2, to Orinda Capital Partners, L.P., a Texas limited partnership (“Orinda”) which was the seller to Spring Magnolia II LLC of the real property located in Fort Worth, Tarrant County, Texas (“Phase II Fort Worth”), which Spring Magnolia II LLC plans to develop as Phase II of our Fort Worth “Enclaves” project. In connection with the acquisition of Phase II Fort Worth we executed and delivered to Orinda a note for seller financing of the acquisition in the original amount of Seven Hundred Eighty Eight Thousand Seven Hundred Fifty Dollars ($ 788,750), with the note obligation due and payable in full on December 31, 2005.

By previous agreement with Orinda, which accepted and executed a prior Note Extension on January 5, 2006 (attached as Exhibit 10.1 to the Report on Form 8-K dated January 11, 2006) (“First Note Extension”), we paid an extension payment in the amount of One Hundred Fifty Thousand One Hundred Thirty Four Dollars and twenty five cents ($ 154,134.25), of which sum One Hundred Thousand Dollars ($ 100,000) represented a principal payment and the balance accrued interest through December 31, 2005. In consideration of the extension payment and delivery of the First Note Extension, the maturity date for the balance was extended to March 1, 2005. Enclaves Group, Inc. signed the First Note Extension to confirm and correct the mortgage lien on Phase II Fort Worth, which had not been set forth correctly in the original mortgage document recorded.

Under the Second Note Extension accepted by Orinda on May 1, 2006, but which relates back to the extended maturity date of March 1, 2005, we paid an extension payment of Twenty Two Thousand Six Hundred Forty Three Dollars and eighty four cents ($ 22,643.84), which amount represented accrued and unpaid interest through May 1, 2006. In consideration of the extension payment and delivery of the Second Note Extension, the maturity date for the balance was extended to June 1, 2006.

Item 9.01.	Financial Statements and Exhibits.
(c)	Exhibits
Exhibit No.	Description of Exhibit
10.1	Letter Agreement dated May 1, 2006, amending Investors Relations Proposal by and between Lippert/Heilshorn & Associates, Inc. and Enclaves Group, Inc. dated November 7, 2005.
10.2	Extension of Note and Lien dated May 1, 2006, by and between Enclaves of Spring Magnolia II LLC, Enclaves Group, Inc., and Orinda Capital Partners, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCLAVES GROUP, INC.

Dated: May 5, 2006	By: /s/ Daniel G. Hayes
Name: Daniel G. Hayes
Title: President and Chief Executive Officer